Exhibit 3.1 (ii)

Certificate of Amendment to Articles of Incorporation Name of corporation GILAX CORPORATION The articles have been amended as follows: THE ARTICLES ARE HEREBY AMENDED FOR A FORWARD STOCK SPLIT IN THE AMOUNT OF 10:1 ROUNDED UP TO THE NEXT WHOLE NUMBER; PAR VALUE TO REMAIN UNCHANGED. voted 77% effective date 12/1/14